PROSPECTUS SUPPLEMENT

(To Prospectus dated May 5, 1999)

                                 $3,000,000,000

                        Morgan Stanley Dean Witter & Co.

                    $750,000,000 FLOATING RATE NOTES DUE 2001
                      $2,250,000,000 7 1/8% NOTES DUE 2003

                             -----------------------


      Floating Rate Notes Due 2001 - Interest payable on March 17, June 17,
                          September 17 and December 17

           Notes Due 2003 - Interest payable on January 15 and July 15

                             -----------------------



We will not redeem the notes prior to maturity unless we choose to upon the occurrence of certain events involving U.S. taxation. See "Description of Notes--Tax Redemption" in this prospectus supplement.

                             -----------------------


     FLOATING RATE NOTES DUE 2001 -- PRICE 100% AND ACCRUED INTEREST, IF ANY
          NOTES DUE 2003 -- PRICE 99.978% AND ACCRUED INTEREST, IF ANY

                             -----------------------

                                                                            Underwriting
                                                        Price to           Discounts and           Proceeds to
                                                         Public             Commissions              Company
                                                      ------------     ---------------------      -------------

Per Floating Rate Note Due 2001..................       100.000%                .250%                 99.750%
   Total.........................................     $750,000,000            $1,875,000           $748,125,000
Per Note Due 2003................................        99.978%                .350%                 99.628%
   Total.........................................    $2,249,505,000           $7,875,000          $2,241,630,000


The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the notes to purchasers, in registered book-entry form only, through The Depository Trust Company, Cedelbank or Euroclear, as the case may be, on December 23, 1999.

                             -----------------------


                           MORGAN STANLEY DEAN WITTER

December 20, 1999

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                              Prospectus Supplement

Summary of the Offerings.....................................................S-3
Description of Notes.........................................................S-5
United States Federal Taxation..............................................S-12
ERISA.......................................................................S-14
The Underwriter.............................................................S-15

                                   Prospectus

Summary........................................................................3
Where You Can Find More Information............................................7

Consolidated Ratios of Earnings to Fixed Charges and Earnings to Fixed
     Charges and Preferred Stock Dividends.....................................8
Morgan Stanley Dean Witter.....................................................9
Use of Proceeds................................................................9
Description of Debt Securities................................................10
Description of Units..........................................................17
Description of Warrants.......................................................23
Description of Purchase Contracts.............................................25
Description of Capital Stock..................................................27
Forms of Securities...........................................................40
Plan of Distribution..........................................................43
Legal Matters.................................................................44
Experts.......................................................................45
ERISA Matters for Pension Plans and Insurance Companies.......................45

                             -----------------------


You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus dated May 5, 1999. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, only the notes described in this prospectus supplement and the accompanying prospectus, and we are offering to sell and seeking offers to buy these notes only in jurisdictions where offers and sales are permitted. In this prospectus supplement, the "Company," "we," "us," "MSDW" and "our" refer to Morgan Stanley Dean Witter & Co.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States.

                            SUMMARY OF THE OFFERINGS

     The following summary describes the the Floating Rate Notes Due 2001 and the 7 1/8% Notes Due 2003 we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this prospectus supplement and in the accompanying prospectus.

Issuer......................................  Morgan Stanley Dean Witter & Co.

Aggregate Principal Amount..................  $750,000,000 Floating Rate Notes
                                              Due 2001 and $2,250,000,000 7 1/8%
                                              Notes Due 2003, collectively
                                              referred to as the "notes."

Maturity Date...............................  December 17, 2001 for the Floating
                                              Rate Notes Due 2001 and January
                                              15, 2003 for the 7 1/8% Notes Due
                                              2003

Issue Date for the Notes....................  December 23, 1999

Issue Price.................................  100% for the Floating Rate Notes
                                              Due 2001 and 99.978% for the
                                              7 1/8% Notes Due 2003

Initial Floating Interest Rate..............  6.355%

Floating Interest Rate......................  LIBOR plus 18 basis points, or
                                              .18%

Interest Payment Dates......................  Each March 17, June 17, September
                                              17 and December 17, commencing
                                              March 17, 2000 for the Floating
                                              Rate Notes Due 2001, and each
                                              January 15 and July 15, commencing
                                              July 15, 2000 for the 7 1/8% Notes
                                              Due 2003.

Early Redemption............................  We will not redeem the notes unless we choose to upon the
                                              occurrence of certain events
                                              involving U.S. taxation. Please
                                              read the section "Description of
                                              Notes--Tax Redemption" in this
                                              prospectus supplement.

Form........................................  Fully registered global notes in book-entry form.

Minimum Denominations.......................  $1,000 and multiples thereof

CUSIP.......................................  617446DR7 for the Floating Rate
                                              Notes Due 2001 and 617446DS5 for
                                              the 7 1/8% Notes Due 2003

Common Code.................................  010587778 for the Floating Rate
                                              Notes Due 2001 and 010587913 for
                                              the 7 1/8% Notes Due 2003

ISIN........................................  US617446DR74 for the Floating Rate
                                              Notes Due 2001 and US617446DS57
                                              for the 7 1/8% Notes Due 2003

Trustee for the Notes.......................  The Chase Manhattan Bank

Delivery and Clearance......................  We will deposit the global notes for the Floating Rate Notes Due
                                              2001 and the 7 1/8% Notes Due 2003
                                              with The Depository Trust Company
                                              in New York. You may hold an
                                              interest in the global notes
                                              through The Depository Trust
                                              Company, Cedelbank or Euroclear,
                                              directly as a participant of any
                                              such system or indirectly through
                                              organizations which are
                                              participants in such systems.

How to Reach Us.............................  Our principal executive offices are located at 1585 Broadway, New
                                              York, New York 10036, telephone
                                              number (212) 761-4000.

                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated. The fiscal year information for 1996, 1995 and 1994 combines the historical financial information of Dean Witter, Discover & Co. ("Dean Witter Discover") for the years ended December 31, 1996, 1995 and 1994 with the historical financial information of Morgan Stanley Group Inc. ("Morgan Stanley") for the fiscal years ended November 30, 1996, 1995 and 1994. Subsequent to the merger of Morgan Stanley with and into Dean Witter Discover on May 31, 1997, we adopted a fiscal year end of November 30. The fiscal year information for 1997 and subsequent periods reflects the change in fiscal year end.

                                            Nine Months Ended                           Fiscal Year
                                          ---------------------------------  -------------------------------------
                                               (Unaudited)
                                          August 31, August 31,
                                            1999       1998       1998       1997       1996       1995       1994
                                            ----       ----       ----       ----       ----       ----       ----
Consolidated ratio of earnings to fixed     1.5        1.3         1.4        1.4        1.3        1.3        1.3
   charges...............................

For purposes of calculating the ratio of earnings to fixed charges, earnings are the sum of:

   o      pre-tax income;
   o      fixed charges; and
   o      amortization of capitalized interest;

less:

   o      capitalized interest.

Fixed charges are the sum of:

   o      interest expensed and capitalized;
   o amortized premiums, discounts and capitalized expenses related to indebtedness; and
   o      our estimate of the interest within rental expenses.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Floating Rate Notes Due 2001, which we refer to as the "floating rate notes," and the 7 1/8% Notes Due 2003, which we refer to as the "fixed rate notes" and, together with the floating rate notes, as the "notes," offered hereby supplements the description of the general terms and provisions of the debt securities set forth in the prospectus, to which description reference is hereby made. The notes are referred to in the prospectus as the "offered debt securities." The following summary of the notes is qualified in its entirety by reference to the senior indenture referred to in the prospectus.

General

     The floating rate notes will initially be limited to $750,000,000 in aggregate principal amount and will mature on December 17, 2001. The fixed rate notes will initially be limited to $2,250,000,000 in aggregate principal amount and will mature on January 15, 2003. The notes will constitute senior debt and will rank pari passu with all other unsecured and unsubordinated indebtedness of MSDW, subject to certain statutory exceptions in the event of liquidation upon insolvency. The notes will be issued in fully registered form only, in denominations of $1,000 and multiples thereof. Principal of and interest on the notes will be payable, and the transfer of notes will be registrable, through the depositary as described below. We may create and issue additional floating rate notes or fixed rate notes with the same terms as the floating rate notes or the fixed rate notes offered hereby such that the additional notes will form a single series with the floating rate notes or the fixed rate notes offered hereby, as appropriate.

     We will not redeem the notes prior to maturity unless we choose to upon the occurrence of certain events involving U.S. taxation. See "--Tax Redemption" below.

     The senior indenture permits the defeasance of the notes upon the satisfaction of the conditions described under "Description of Debt Securities--Discharge, Defeasance and Covenant Defeasance" in the prospectus. The notes are subject to these defeasance provisions.

     As used herein, "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York and with respect to the floating rate notes, that is also a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Floating Rate Notes

     Each floating rate note will bear interest from December 23, 1999 to, but excluding, March 17, 2000 at a rate per annum equal to 6.355% (the "initial floating interest rate") and thereafter at a rate per annum equal to LIBOR (as defined below) plus 18 basis points, or .18%, payable quarterly on March 17, June 17, September 17 and December 17, commencing on March 17, 2000, which we refer to in this prospectus supplement as the "floating interest payment dates." If, however, any floating interest payment date (other than the maturity date) would fall on a day that is not a business day, such floating interest payment date will be the following day that is a business day, except that if such business day is in the next succeeding calendar month, such floating interest payment date shall be the next preceding day that is a business day. If the maturity date of the floating rate notes falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the maturity date.

     On each floating interest payment date, interest will be paid to the person in whose name such note is registered at the close of business on the preceding March 2, June 2, September 2 and December 2, as applicable.

     The rate of interest on the floating rate notes will be reset quarterly (the "floating interest reset period," and the first day of each floating interest reset period will be a "floating interest reset date"). The floating interest reset dates will be March 17, June 17, September 17 and December 17; provided, however, that the interest rate in effect from the date of issue to the first floating interest reset date with respect to the floating rate notes will be the initial floating interest rate. If any floating interest reset date would otherwise be a day that is not a business day, such floating interest reset date shall be postponed to the next succeeding business day, except that if such business day is in the next succeeding calendar month, such floating interest reset date shall be the next preceding business day.

     Interest payments for floating rate notes shall be the amount of interest accrued from the date of issue or from the last date to which interest has been paid to, but excluding, the floating interest payment date or maturity date, as the case may be.

     Accrued interest on any floating rate note shall be calculated by multiplying the principal amount of such floating rate note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each date in the period for which interest is being paid. The interest factor for each such day is computed by dividing the interest rate applicable to such day by 360. All percentages used in or resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest one-hundredth-thousandth of a percentage point (.0000001), with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent, with one-half cent rounded upward. The interest rate in effect on any floating interest reset date will be the applicable rate as reset on such date. The interest rate applicable to any other day is the interest rate from the immediately preceding floating interest reset date, or, if none, the initial floating interest rate.

     The calculation agent is The Chase Manhattan Bank, who we refer to as the "calculation agent," with respect to the floating rate notes. Upon the request of the holder of any floating rate notes, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next floating interest reset date with respect to that floating rate note.

     The "floating interest determination date" pertaining to a floating interest reset date will be the second London banking day preceding such floating interest reset date. "London banking day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     "LIBOR" for each floating interest reset date will be determined by the calculation agent as follows:

      (i) As of the floating interest determination date, the calculation agent will determine LIBOR as the rate for deposits in U.S. dollars for a period of three months, commencing on such floating interest determination date, that appears on Page 3750 on Bridge Telerate Inc., or any successor page, at approximately 11:00 a.m., London time, on such floating interest determination date. If no rate appears, LIBOR in respect of such floating interest determination date will be determined as described in (ii) below.

     (ii) With respect to a floating interest determination date on which no rate appears, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent after consultation with us, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the second London banking day immediately following the floating interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that floating interest determination date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, LIBOR for the floating interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the applicable floating interest reset date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on that floating interest reset date, by three major banks in New York City, as selected by the calculation agent after consultation with us, for loans in U.S. dollars to leading European banks, for a period of three months, commencing on that floating interest reset date, and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If the banks so selected by the calculation agent are not quoting as mentioned above, LIBOR in effect for the applicable period will be the same as LIBOR for the immediately preceding floating interest reset period, or, if there was no floating interest reset period, the rate of interest payable will be the initial floating interest rate.

Fixed Rate Notes

     Each fixed rate note will bear interest from December 23, 1999 at the applicable annual rate set forth on the cover page of this prospectus supplement, payable semiannually on January 15 and July 15 (each a "fixed interest payment date"), commencing July 15, 2000 to the person in whose name such notes are registered at the close of business on the preceding January 1 or July 1, as applicable. Such interest will be computed on the basis of a 360-day year of twelve 30-day months.

     If any fixed rate interest payment date falls on a day that is not a business day, the interest payment shall be postponed to the next day that is a business day, and no interest on such payment shall accrue for the period from and after such fixed interest payment date. If the maturity date of the fixed rate notes falls on a day that is not a business day, the payment of interest and principal may be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the maturity date.

     Interest payments for fixed rate notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the fixed interest payment date or maturity date, as the case may be.

Book-Entry, Delivery and Form

     The notes will be issued in the form of one or more fully registered global notes (the "global notes") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "depositary" or "DTC") and registered in the name of Cede & Co., the depositary's nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the depositary. Investors may elect to hold interests in the global notes held by the depositary through, Cedelbank, "Cedelbank," or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System, "Euroclear," if they are participants of such systems, or indirectly through organizations which are participants in such systems. Cedelbank and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Cedelbank's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the depositary. Citibank, N.A. will act as depositary for Cedelbank and The Chase Manhattan Bank will act as depositary for Euroclear, in such capacities, the "U.S. depositaries." Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of the depositary or to a successor of the depositary or its nominee.

     The depositary has advised MSDW as follows: the depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depositary's participants include securities brokers and dealers (including the underwriter), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to the depositary book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     The depositary's management is aware that some computer applications, systems and the like for processing data, "systems," that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." The depositary has informed participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions, including principal and interest payments, to securityholders, book-entry deliveries, and settlement of trades within DTC, "DTC services," continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames. However, the depositary's ability to perform its services properly is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom the depositary licenses software and hardware, and third party vendors on whom the depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The depositary has informed the financial community that it is contacting, and will continue to contact, third party vendors from whom the depositary acquires services to impress upon them the importance of such services being Year 2000 compliant, and to determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to the depositary, the foregoing information with respect to the depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     Cedelbank advises that it is incorporated under the laws of Luxembourg as a bank. Cedelbank holds securities for its customers, "Cedelbank customers," and facilitates the clearance and settlement of securities transactions between Cedelbank customers through electronic book-entry transfers between their accounts. Cedelbank provides to Cedelbank customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedelbank interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Cedelbank is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Cedelbank customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Cedelbank's U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Cedelbank is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedelbank customer.

     Distributions with respect to the notes held through Cedelbank will be credited to cash accounts of Cedelbank customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Cedelbank.

     Euroclear advises that it was created in 1968 to hold securities for its participants, "Euroclear participants," and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York, the "Euroclear operator," under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, the "cooperative." All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and include the underwriter. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

     The Euroclear operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively, the "terms and conditions." The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

     Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

     Euroclear further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global notes.

     The Euroclear operator advises as follows: Under Belgian law, investors that are credited with securities on the records of the Euroclear operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear operator, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear operator. If the Euroclear operator does not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all participants credited with such interests in securities on the Euroclear operator's records, all participants having an amount of interests in securities of such type credited to their accounts with the Euroclear operator will have the right under Belgian law to the return of their pro-rata share of the amount of interests in securities actually on deposit.

     Under Belgian law, the Euroclear operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

     Individual certificates in respect of the notes will not be issued in exchange for the global notes, except in very limited circumstances. If DTC notifies MSDW that it is unwilling or unable to continue as a clearing system in connection with the global notes or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by MSDW within 90 days after receiving such notice from DTC or upon becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the notes represented by such global notes upon delivery of such global notes for cancellation.

     Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Cedelbank, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Cedelbank and within Euroclear and between Cedelbank and Euroclear in accordance with procedures established for these purposes by Cedelbank and Euroclear. Book-entry interests in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the notes among Cedelbank and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Cedelbank, Euroclear and DTC.

     A further description of the depositary's procedures with respect to the global notes is set forth in the prospectus under "Forms of Securities-Global Securities." The depositary has confirmed to MSDW, the underwriter and the trustee that it intends to follow such procedures.

Global Clearance and Settlement Procedures

     Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with the depositary's rules and will be settled in immediately available funds using the depositary's Same-Day Funds Settlement System. Secondary market trading between Cedelbank customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Cedelbank and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through the depositary on the one hand, and directly or indirectly through Cedelbank customers or Euroclear participants, on the other, will be effected through the depositary in accordance with the depositary's rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from the depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the depositary. Cedelbank customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

     Because of time-zone differences, credits of interests in the notes received in Cedelbank or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the depositary settlement date. Such credits or any transactions involving interests in such notes settled during such processing will be reported to the relevant Cedelbank customers or Euroclear participants on such business day. Cash received in Cedelbank or Euroclear as a result of sales of interests in the notes by or through a Cedelbank customer or a Euroclear participant to a DTC participant will be received with value on the depositary settlement date but will be available in the relevant Cedelbank or Euroclear cash account only as of the business day following settlement in the depositary.

     Although the depositary, Cedelbank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of the depositary, Cedelbank and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Tax Redemption

     We may redeem the floating rate notes or the fixed notes, or both, at our option at any time prior to maturity, upon the giving of a notice of redemption as described below, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the date fixed for redemption, if we determine that, as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the date of this prospectus supplement, we have or will become obligated to pay additional amounts (as defined below) with respect to notes as described below under "Payment of Additional Amounts." Prior to the giving of any notice of redemption pursuant to this paragraph, MSDW shall deliver to the trustee (i) a certificate stating that MSDW is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of MSDW to so redeem have occurred and (ii) an opinion of independent counsel satisfactory to the trustee to such effect based on such statement of facts; provided that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which MSDW would be obligated to pay such additional amounts if a payment in respect of the note were then due.

     Notice of redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the applicable redemption price will be specified in the notice. Such notice will be given in accordance with "Notices" below.

Payment of Additional Amounts

     We will, subject to certain exceptions and limitations set forth below, pay such additional amounts, the "additional amounts," to the beneficial owner of any note who is a non-United States person as may be necessary in order that every net payment of the principal of and interest on that note and any other amounts payable on that note, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in that note to be then due and payable. MSDW will not, however, be required to make any payment of additional amounts to any beneficial owner for or on account of:

          (a) any such tax, assessment or other governmental charge that would not have been so imposed but for (i) the existence of any present or former connection between such beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of such beneficial owner, if such beneficial owner is an estate, a trust, a partnership or a corporation) and the United States and its possessions, including, without limitation, such beneficial owner (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein or (ii) the presentation by or on behalf of the beneficial owner of any such note for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

          (b) any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

          (c) any tax, assessment or other governmental charge imposed by reason of such beneficial owner's past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization;

          (d) any tax, assessment or other governmental charge that is payable otherwise than by withholding from payments on or in respect of any note;

          (e) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, any note, if such payment can be made without such withholding by any other paying agent in a city in Western Europe;

          (f) any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the beneficial owner of such note, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge;

          (g) any tax, assessment or other governmental charge imposed by reason of such beneficial owner's past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock of MSDW entitled to vote or as a direct or indirect subsidiary of ours; or

          (h) any combination of items (a), (b), (c), (d), (e), (f) or (g);

nor shall additional amounts be paid with respect to any payment on a note to a non-United States person who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner held its interest in the note directly.

     The term "non-United States person" has the meaning set forth below under "United States Federal Taxation Tax Consequences to Non-United States Persons."

Notices

     Notices to holders of the notes will be given by mailing such notices to each holder by first class mail, postage prepaid, at the respective address of each holder as that address appears upon the books of MSDW. Notices given to the depositary, as holder of the global notes, will be passed on to the beneficial owners of the notes in accordance with the standard rules and procedures of the depositary and its direct and indirect participants, including Cedelbank and the Euroclear operator.

                         UNITED STATES FEDERAL TAXATION

     The following summary describes the material United States federal income and certain estate tax consequences of ownership and disposition of the notes. This summary provides general information only and is directed solely to original beneficial owners purchasing notes at the "issue price," that is, the first price to the public at which a substantial amount of the notes in an issue is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, the "Code," existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a beneficial owner in light of his particular circumstances or to beneficial owners subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, persons holding notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction or persons who have ceased to be United States citizens or to be taxed as resident aliens. If you are considering the purchase of notes you should consult your tax advisor with regard to the application of the United States federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to United States Persons

     For purposes of the following discussion, "United States person" means a beneficial owner of a note that is for United States federal income tax purposes
(i) a citizen or resident of the United States, (ii) a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     Payments of Interest. Interest on a note will generally be taxable to a United States person as ordinary interest income at the time it is accrued or is received in accordance with the United States person's method of accounting for tax purposes.

     Sale, Exchange or Retirement of the Notes. Upon the sale, exchange or retirement of a note, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the United States person's adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the note. Amounts attributable to accrued interest are treated as interest as described under "Payments of Interest" above. A United States person's adjusted tax basis in a note generally will equal the cost of the note to the United States person.

     In general, gain or loss realized on the sale, exchange or redemption of a note will be capital gain or loss. You should consult your tax advisor regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

     Backup Withholding and Information Reporting. Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a note, and to payments of proceeds of the sale or redemption of a note, to certain non-corporate United States persons. We, our agent, a broker or any paying agent, as the case may be, will be required to withhold from any payment a tax equal to 31 percent of such payment if the United States person fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, fails to certify that such United States person is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a United States person may be credited against such United States person's United States federal income tax and may entitle such United States person to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

Tax Consequences to Non-United States Persons

     As used herein, the term "non-United States person" means a beneficial owner of a note that is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

     Income and Withholding Tax. Subject to the discussion below concerning backup withholding, payments of principal and interest on a note by us or a paying agent to a non-United States person, and gain realized on the sale, exchange or other disposition of such note, will not be subject to United States federal income or withholding tax, provided that: (i) such non-United States person does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; (ii) the statement required by Section 871(h) or
Section 881(c) of the Code has been provided with respect to the beneficial owner, as discussed below; (iii) such non-United States person is not an individual who is present in the United States for 183 days or more in the taxable year of disposition, and such individual does not have a "tax home" (as defined in Section 911(d)(3) of the Code) or an office or other fixed place of business in the United States; and (iv) such payment and gain are not effectively connected with the conduct by such holder of a trade or business in the United States.

     Section 871(h) and 881(c) of the Code and applicable regulations require that, in order to obtain the portfolio interest exemption from withholding tax, either the beneficial owner of a note, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and that is holding the note on behalf of such beneficial owner, file a statement with the withholding agent to the effect that the beneficial owner of the note is a non-United States person. Under United States Treasury Regulations, such requirement will be fulfilled if the beneficial owner of a note certifies on Internal Revenue Service Form W-8 (or any successor form), under penalties of perjury, that it is a non-United States person and provides its name and address, and any financial institution holding the note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the owner (and furnishes the withholding agent with a copy thereof). With respect to a note held by a foreign partnership, under current law, the Form W-8 (or any successor form) may be provided by the foreign partnership. However, for payments with respect to a note after December 31, 2000, unless the foreign partnership has entered into a withholding agreement with the Internal Revenue Service, a foreign partnership will be required, in addition to providing an intermediary Form W-8 (or any successor form), to attach an appropriate certification by each partner. If you are a prospective investor, you should consult your tax advisor regarding possible additional reporting requirements, including requirements respecting foreign partnerships and their partners.

     Under Section 2105(b) of the Code, a note held by an individual who is not a citizen or resident of the United States at the time of his death will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote and, at the time of such individual's death, payments with respect to such note would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

     Backup Withholding and Information Reporting. Under current Treasury Regulations, backup withholding at 31% will not apply to payments by us or any paying agent made on a note if the certifications required by Sections 871(h) and 881(c) are received, provided in each case that we or such paying agent, as the case may be, do not have actual knowledge that the payee is a United States person.

     Under current Treasury Regulations, payments on the sale, exchange or other disposition of a note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or, in the case of payments made after December 31, 2000, a foreign partnership with certain connections to the

United States, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is a non-United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment which such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the payee certifies, under penalties of perjury, that it is a non-United States person or otherwise establishes an exemption.

     If you are a non-United States person, you should consult your tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a non-United States person under the backup withholding rules will be allowed as a credit against such non-United States person's United States federal income tax liability and may entitle such non-United States person to a refund, provided that the required information is furnished to the Internal Revenue Service.

                                     ERISA

     We and certain of our affiliates, including Morgan Stanley & Co. Incorporated "MS & Co.," Morgan Stanley & Co. International Limited, "MSIL," and Dean Witter Reynolds Inc., "DWR," may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Code with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the notes are acquired by or with the assets of a pension or other employee benefit plan with respect to which MS & Co., MSIL, DWR or any of their affiliates is a service provider, unless the notes are acquired pursuant to an exemption from the prohibited transaction rules.

     The acquisition of the notes may be eligible for one of the exemptions noted below if such acquisition:

     (a) (i) is made solely with the assets of a bank collective investment fund and (ii) satisfies the requirements and conditions of Prohibited Transaction Class Exemption ("PTCE") 91-38 issued by the Department of Labor, the "DOL";

     (b) (i) is made solely with assets of an insurance company pooled separate account and (ii) satisfies the requirements and conditions of PTCE 90-1 issued by the DOL;

     (c) (i) is made solely with assets managed by a qualified professional asset manager and (ii) satisfies the requirements and conditions of PTCE 84-14 issued by the DOL;

     (d) is made solely with assets of a governmental plan (as defined in Section 3(32) of ERISA) which is not subject to the provisions of Section 401 of the Code;

     (e) (i) is made solely with assets of an insurance company general account and (ii) satisfies the requirements and conditions of PTCE 95-60 issued by the DOL; or

     (f) (i) is made solely with assets managed by an in-house asset manager and
(ii) satisfies the requirements and conditions of PTCE 96-23 issued by the DOL.

     Under ERISA, the assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the plan has invested. Thus, any insurance company, pension or employee benefit plan or entity holding assets of such a plan proposing to invest in the notes should consult with its legal counsel prior to such investment.

                                THE UNDERWRITER

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date hereof, Morgan Stanley & Co. Incorporated, the "underwriter," has agreed to purchase, and we have agreed to sell to the underwriter, $750,000,000 aggregate principal amount of floating rate notes and $2,250,000,000 aggregate principal amount of fixed rate notes.

     The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the notes are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the floating rate notes if any floating rate notes are taken and to take and pay for all of the fixed rate notes if any fixed rate notes are taken.

     The underwriter initially proposes to offer part of the floating rate notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of .125% of the principal amount of the floating rate notes. The underwriter may allow, and those dealers may reallow, a concession not in excess of .0625% of the principal amount of the floating rate notes to certain other dealers. After the initial offering of the floating rate notes, the offering price and other selling terms may from time to time be varied by the underwriter.

     The underwriter initially proposes to offer part of the fixed rate notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of .225% of the principal amount of the fixed rate notes. The underwriter may allow, and those dealers may reallow, a concession not in excess of .125% of the principal amount of the fixed rate notes to certain other dealers. After the initial offering of the fixed rate notes, the offering price and other selling terms may from time to time be varied by the underwriter.

     The aggregate proceeds to MSDW are set forth on the cover page hereof before deducting our expenses in offering the notes. We estimate that we will spend approximately $1,421,000 for printing, rating agency, trustee's and legal fees and other expenses allocable to the offering.

     We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriter may be required to make in respect thereof.

     The notes are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers.

     The underwriter has represented and agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and MSDW shall not have responsibility therefor.

     With respect to notes to be offered or sold in the United Kingdom, the underwriter and any dealer participating in the distribution of such notes has represented and agreed, or will represent and agree, that: (i) it has not offered or sold, and, prior to the expiry of the period of six months from the issue date of the notes, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;
(ii) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to such notes in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the notes, other than any document which consists of or any part of listing particulars, supplementary listing particulars or any other document required or permitted to be published by the listing rules under Part IV of the Financial Services Act of 1986, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such document may otherwise lawfully be issued or passed on.

     Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

     The notes have not been, and will not be, registered under the Securities and Exchange Law of Japan. Accordingly, the notes may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan including any corporation or other entity organized under the laws of Japan) or to others for the reoffering or resale, directly or indirectly, in Japan or to a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and other relevant laws and regulations of Japan.

     The notes may not be offered or sold in the Federal Republic of Germany other than in compliance with the provisions of the German Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz) of December 13, 1990, as amended, and of any other laws applicable in the Federal Republic of Germany governing the issue, offering and sale of securities.

     This prospectus supplement and the accompanying prospectus may be used by the underwriter and other affiliates of ours in connection with offers and sales of the notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. The underwriter and such other affiliates of ours may act as principal or agent in such transactions.

     The underwriter is a wholly-owned subsidiary of ours. The underwriter's participation in the offering of the notes will be conducted in compliance with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

     The underwriter does not intend to confirm sales to accounts over which it exercises discretionary authority.

     In order to facilitate the offering of the notes, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriter may overallot in connection with the offering of the notes, creating a short position in the notes for its own account. In addition, to cover overallotments or to stabilize the price of the notes, the underwriter may bid for, and purchase, the notes in the open market. Finally, in the offering of the notes, the underwriter may reclaim selling concessions allowed to a dealer for distributing the notes in the offering if the underwriter repurchases previously distributed notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriter is not required to engage in these activities and may end any of these activities at any time.